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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

                                     between

                               TOMKINS CORPORATION

                                       and

                            SAF-T-HAMMER CORPORATION

                            Dated as of May 11, 2001
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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of May 11, 2001, (this "AGREEMENT"), between Tomkins Corporation, a company organized under the laws of the State of Delaware (the "SELLER"), and Saf-T-Hammer Corporation, a company organized under the laws of the State of Nevada (the "BUYER").

                                    RECITALS

A. WHEREAS, the Seller owns all of the issued and outstanding shares of Smith & Wesson Corp., a company organized under the laws of the State of Delaware (the "COMPANY"); and

B. WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 800 shares of common stock, par value $0.01 per share, representing all of the issued and outstanding shares of the Company (the "SHARES"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                          DEFINITIONS & INTERPRETATION

                  Section 1.1 Definitions. For all purposes of this Agreement, the following terms have the following meanings:


                  "Act" has the meaning given in Section 4.5.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power (whether or not exercised) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests of such Person, by contract or otherwise.
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                   "Balance Purchase Price" has the meaning given in Section
2.1.

                  "Boston Agreement" means the agreement, dated 11 December 2000, signed by the Company, the city of Boston and the Boston Public Health Commission.

                  "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York.

                  "Business Records" has the meaning given in Section 5.5.

                  "Buyer Damages" has the meaning given in Section 6.2.

                  "Buyer Indemnities" has the meaning given in Section 6.2.

                  "Buyer Material Adverse Effect" means an event, change or circumstance that would materially and adversely affect the ability of the Buyer to consummate the transactions contemplated in this Agreement or to perform its obligations under this Agreement.

                  "Buyer's Note" has the meaning given in Section 2.1.

                  "Change of Control" means, with respect to the Buyer or the
Company:

                        (i) whenever the Control Shareholders do not control the Buyer or the Company;


                        (ii) whenever the Control Shareholders sell or dispose of any of their shares in the Buyer, where such sale or disposal results in the Control Shareholders holding, in the aggregate, less than thirteen percent (13%) of the voting securities of the Buyer;


                        (iii) the sale of all or substantially all of the assets of the Buyer or the Company, or any of the capital stock of the Company; provided, that the Buyer shall be permitted to sell all or substantially all of the assets owned by the Buyer prior to the Closing and any assets it acquires after the


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         Closing Date unless any such sale constitutes a sale of all or substantially all of the assets of the Buyer; and

                        (iv) whenever the shares of the Buyer are no longer publicly traded.


For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power (whether or not exercised) to direct or cause the direction of the management and policies of the Buyer or Company, whether through the ownership of voting securities or interests of the Buyer or Company, by contract or otherwise.

                  "Closing" means the consummation of the sale of the Company by the Seller to the Buyer, in accordance with this Agreement.

                  "Closing Date" means the date of the Closing.

                  "Company Agreements" has the meaning given in Section 3.13.

                  "Company Disclosure Schedule" has the meaning given in Section 3.1.

                  "Company Group" means the Company and all of its Subsidiaries, both present and past.

                  "Company Liabilities" means any and all debts, obligations, contracts and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent, indirect or derivative, or otherwise) of any member of the Company Group, of any predecessor of any member of the Company Group, of any prior owner of all or part of their respective businesses or assets, or of any direct or indirect parent of the Company (including, but not limited to, the Seller and Tomkins) and any Affiliate of the Company where the debts, obligations, contracts or liabilities of such parent or Affiliate relate to any member of the Company Group, any predecessor of any member of the Company Group or any prior owner of all or part of the businesses or assets of any member of the Company Group or any predecessor of any member of the Company Group, and the agreement, action, omission or event which gave rise to such debt, obligation, contract or liability occurred prior to the Closing (provided, that the parties hereby agree that the Letters of Credit & Bond are liabilities which existed prior to Closing). Any such debts, obligations, contracts and liabilities include but are not limited to:


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                        (v) all liabilities, whether contingent or otherwise,
         set forth in the balance sheets of any member of the Company Group;


                        (vi) all Environmental Liabilities;


                        (vii) all liabilities and obligations arising out of any action (including, but not limited to, any class actions), suit, investigation or proceeding before any arbitrator or Governmental Entity listed on Exhibit A hereto or otherwise;


                        (viii) all liabilities and obligations arising out of any action (including, but not limited to, any class actions), suit, investigation or proceeding before any arbitrator or Governmental Entity which may at any time (whether past, present or future) be made, commenced, asserted, or pursued, that in any way are based upon or arise from Company Products of any description anywhere in the world, including, but not limited to, all liabilities and obligations relating to or arising in any way from:

                                    (A) the design, manufacture, marketing,
                  development, advertising, research, distribution or sale of such products at any time; and


                                    (B) any statement or other actions or
                  omissions (including, but not limited to, a failure to give adequate warning) of any member of the Company Group (or any predecessor of any member of the Company Group or any prior owner of all or part of its businesses or assets) at any time;


                  (ix) all liabilities and obligations relating to any products manufactured or sold by the Company or any of its Subsidiaries (past or present) at any time, including, but not limited to, all warranty obligations and product liabilities and any liability or


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          obligation relating to the effects of, or exposure to, any products manufactured, sold or distributed by the Company or any of its Subsidiaries (past or present) at any time; and

                  (x) all liabilities or obligations relating to employee benefits or compensation arrangements with respect to any employee or former employee of the Company or any of its Subsidiaries (past or present) at any time.


                  "Company Material Adverse Effect" means a material adverse change in, or effect on, the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. In determining whether a Company Material Adverse Effect has occurred, the effects of changes that exist on the Closing Date and have been reflected in this Agreement or disclosed in the Company Disclosure Schedule, or that are generally applicable to the industry in which the Company and its Subsidiaries operate or to the United States economy generally, shall be excluded.

                  "Company Products" means:

                           (i) at any time prior to Closing, any products that
the Company has manufactured, sold, distributed, represented, repaired, serviced, licensed or otherwise provided and any services that the Company has provided; and

                           (ii) at any time after Closing, any products that the
Company will manufacture, sell, distribute, represent, repair, service, license or otherwise provide and any services that the Company will provide.

                  "Control Shareholders" means Mitchell Saltz, Sherry Noreen, Theodore Saltz and Robert Scott.

                  "Covenant Certification" has the meaning given in Section
5.17.

                  "Environmental Laws" means any federal, state, local or foreign law (including, but not limited to, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity relating to the environment, the effect of the environment on human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.


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                  "Environmental Liabilities" means any and all liabilities at any time arising in connection with or in any way relating to the Company, any member of the Company Group or any activities or operations occurring or conducted at the real property used or held for use in the conduct of the Company (together with all buildings, fixtures and improvements thereon and, also including, but not limited to, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law, whether now or hereinafter in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974 and all rules, regulations and orders issued thereunder, as any of the same may be amended.

                  "Expiration Date" means February 1, 2002 with respect to the Chase-NY/Insurance of Wasau letter of credit for $500,000 and September 30, 2001 for all other Letters of Credit & Bond.

                  "GMBH" means Smith & Wesson Firearms Training Centre GMBH, a German company and one of the Subsidiaries of the Company.

                  "Governmental Entity" means any governmental or regulatory body, authority or court, domestic or foreign.

                  "Indebtedness" includes, but is not limited to:

                        (xi) all indebtedness for borrowed money;


                        (xii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles; and


                        (xiii) any direct or indirect guaranty by the Company, or the Subsidiaries of the Company, of any obligation of any other Person, whether for borrowed money or otherwise.


                  "Initial Purchase Price" has the meaning given in Section 2.1.


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                  "Insurance Side Letter" means the side letter agreement, dated
May 10, 2001, from the Seller to the Buyer which lists the insurance policies of the Tomkins' Group from which the Company Group will be removed as an insured from the Closing Date.

                  "Laws" has the meaning given in Section 3.5.

                  "LCB Account" has the meaning given in Section 2.10.

                  "LCB Interest Rate" means the rate of interest earned by the Seller on the LCB Account.

                  "Letters of Credit & Bond Amount" has the meaning given in
Section 2.10(b).

                  "Letters of Credit & Bond" has the meaning given in Section 2.10.

                  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

                  "Municipal Lawsuits" has the meaning given in Section 3.17.

                  "Non-Combined Tax Return" has the meaning given in Section 5.16(c)(ii).

                  "Note" means the promissory note held by the Seller, issued and payable by the Company, in the amount of $73,830,000, due April 30, 2004, at an interest rate of 9% per annum.

                  "Note Amendment" means the first amendment to the Note, dated the date of this Agreement, between the Seller and the Company.

                  "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is maintained for past or present employees of the Company Group, or (ii) to which the Company Group made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

                  "Permits" has the meaning given in Section 3.18.


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                  "Permitted Indebtedness" means Indebtedness incurred in the ordinary course of business (which ordinary course may include the leasing of equipment for the business conducted in the ordinary course by members of the Company Group) of the Company in connection with the purchase, acquisition or lease of equipment, the purchase or acquisition of inventory for the manufacture of products or delivery of services, for use in the business of the Company or any Subsidiary of the Company.

                  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (or any equivalent in any jurisdiction).

                  "Purchase Price" means $15,000,000.

                  "Real Property" has the meaning given in Section 3.9.

                  "Restricted Payment" means:

                              (xiv) any dividend or other distribution, direct
                  or indirect, on account of any shares of any class of stock of the Company, or any Subsidiary of the Company, now or hereafter outstanding other than the following:


                                    (A) common stock dividends payable on common
                        stock;

                                    (B) dividends payable from a wholly-owned
                        Subsidiary of the Company to the Company; and

                                    (C) dividends payable by the Company to the
                        Buyer in an amount not in excess of $600,000 in the twelve (12) month period following the Closing and not in excess of $1,800,000 per annum thereafter, subject to applicable law.


                              (xv) any redemption, retirement, sinking fund or
                  similar payment, purchase or other acquisition for value, direct or


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                  indirect by any member of the Company Group, of any shares of any class of stock of the Company, or any Subsidiary of the Company, now or hereafter outstanding; and


                              (xvi) any payment made by any member of the
                  Company Group to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company, or any Subsidiary of the Company, now or hereafter outstanding.


                    "Retention Amount" has the meaning given in Section 2.10.

                    "Seller Damages" has the meaning given in Section 6.3.

                    "Seller Group" means the Seller and its Affiliates.

                    "Seller Indemnities" has the meaning given in Section 6.3.

                    "Seller Obligations" has the meaning given in Section 2.10.

                  "Settlement Agreement" means the agreement, entitled `Settlement Document', dated March 17, 2000, among the Company, the Department of Housing and Urban Development, the Department of Treasury and various states and municipalities.

                  "Shares" has the meaning given in Recital B.

                  "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership or membership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned or controlled directly or indirectly by such person.

                  "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers' compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other


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governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

                  "Tax Claim" has the meaning given in Section 5.16.

                  "Tax Package" has the meaning given in Section 5.16.

                  "Tax Returns" means all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information), required to be filed with respect to any Taxes.

                  "Tax Sharing Agreement" has the meaning given in Section 5.16.

                  "Third Party Claims" has the meaning given in Section 6.4.

                  "Tomkins" means Tomkins PLC, a public company organized under the laws of England and Wales.

                  "Tomkins' Group" means Tomkins and all of its Subsidiaries.

                  "Transfer Taxes" has the meaning given in Section 5.16.

                  "Transitional Agreement" means the agreement, dated the date of this agreement, among the Seller, the Buyer and Tomkins, relating to the insurance coverage of the parties, particularly in relation to the Company Liabilities.

                  "Welfare Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (i) which is maintained for past or present employees of the Company Group, or (ii) to which the Company Group made, or was required to make, contributions within the preceding five years, as any of the same may be amended.

                  Section 1.2 Interpretation. (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."



                          (b) The words "hereof", "herein" and "herewith" and
words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and


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article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (d) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (e) A reference to any legislation or to any provision of any legislation shall include any amendment to, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  (g) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE II

                                  SALE OF STOCK

                  Section 2.1 Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells, conveys, assigns, transfers and delivers to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller the Shares, in consideration for which:


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                  (i) the Buyer hereby pays to the Seller $5,000,000 of the
         Purchase Price (the "INITIAL PURCHASE PRICE") by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller; and


                  (ii) the Buyer hereby agrees to pay the Seller $10,000,000 of the Purchase Price (the "BALANCE PURCHASE PRICE") on May 11, 2002 by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller, pursuant to a promissory note issued by the Buyer in the form of the note in Exhibit E (the "BUYER'S NOTE") and delivered at the Closing.

                  (b) Except for the representations and warranties expressly stated by the Seller in Article III of this Agreement, all the Shares to be sold, conveyed, assigned, transferred and delivered pursuant to this Agreement shall be conveyed, assigned and transferred on an "as is" and "where is" basis with all faults, without any representations or warranties, expressed or implied, in fact or by law with respect to the Shares, the Company or the Subsidiaries of the Company, and without any recourse against the Seller.

                  Section 2.2 Deliveries by the Seller at Closing. The Seller hereby delivers the following to the Buyer:


                  (a) A certificate or certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;


                  (b) The resignations of all members of the boards of directors of the Company and its Subsidiaries and all officers of the Company and its Subsidiaries, who are employees of the Seller; and


                  (c) Evidence that the transaction in Section 2.8(b) has been effected.

                  (d) A certificate of its Secretary, dated as of the date of this Agreement, certifying (i) that correct and complete copies of each resolution of its


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board of directors approving this Agreement and the other instruments and transactions to be executed in connection herewith and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby and attached thereto and (ii) the incumbency and signatures of the officers of the Seller authorized to execute and deliver this Agreement and the other documents and instruments required by this Agreement.

                  (e) For each of the Company and its Subsidiaries, a certificate of the Secretary of State of such entity's state of incorporation, dated as of a recent date, as to the legal existence and good standing of such entity, except for GMBH as to which applicable German corporate documents, if any, will be provided.

                  (f) The Company Disclosure Schedule, containing such items as required by this Agreement.


         Section 2.3 Deliveries by the Buyer at Closing. At the Closing, the Buyer hereby delivers to the Seller:


                  (a) the Initial Purchase Price, in immediately available funds, in the manner set forth in Section 2.1 of this Agreement.


                  (b) the Buyer's Note, duly executed by the Buyer on the Closing Date.


         Section 2.4 Note Amendment. Immediately following the Closing, the Buyer shall cause the Company to, and the Seller shall, execute the Note Amendment and the Buyer shall deliver the same to the Seller.


         Section 2.5 Repayment. Immediately following the execution of the Note Amendment by the Company and the Seller, the Buyer will cause the Company to repay $20 million of the total amount owing under the Note, as amended by the Note Amendment, to the Seller, by wire transfer of immediately available funds to an account or accounts designated by the Seller.


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         Section 2.6 Books and Records of the Company. The Seller agrees that, upon the Closing, the books and records of the Company and its Subsidiaries shall be delivered to the Buyer or the Company, including, but not limited to, correspondence, memoranda, books of account, personnel, payroll records and the like; provided, however, that neither the Buyer nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Seller, any of the Seller's Affiliates, or any of Seller's Affiliates' respective predecessors, other than information relating solely to the Company and its Subsidiaries.

         Section 2.7 Transition Services. All data processing, accounting, tax, insurance, banking, personnel, legal, communications and other products and services provided to the Company and its Subsidiaries by the Seller or any Affiliate of the Seller (other than the Company Group), including any agreements or understandings (written or oral) with respect thereto, hereby terminate without any further action or liability on the part of the parties thereto.

         Section 2.8 Inter-company Accounts.


                  (a) As of the date of this Agreement, all inter-company accounts (including, but not limited to, inter-company loans, but excluding the Note) between the Company or its Subsidiaries, on the one hand, and the Seller or its Affiliates (excluding the Company and its Subsidiaries) on the other hand, shall be settled through a cash payment of the full amount of the respective obligation by the obligor to the creditor party.

                  (b) The parties acknowledge that, immediately prior to the Closing, the principal amount of the Note shall be reduced to $50,000,000 by way of, in the discretion of the Seller, a capital contribution in kind of, an offset of, a cash payment of an amount equal to (but only to the extent of cash contributed to the Company by the Seller for such purpose), or such other manner selected by the Seller to reduce the principal amount of the Note by, the portion of the principal amount of the Note in excess of $50,000,000.

         Section 2.9 Insurance. Simultaneously with the execution of this Agreement, the Seller, the Buyer and another party have executed the Transitional Agreement which shall govern the parties' respective post-Closing rights and


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obligations in relation to accessing liability insurance coverage existing prior to and as of the date of Closing.

                  Section 2.10 Treatment of Seller Obligations. (a) Except as provided in clause (b) below, following the Closing, the Buyer shall cause the Company to use its commercially reasonable efforts to release and cancel the obligations of the Seller set out in Exhibit B (the "SELLER OBLIGATIONS") within 90 days of the Closing; provided, however, that to the extent that any of the Seller Obligations cannot be so released and cancelled, the Buyer shall use its commercially reasonable efforts to cause itself to be substituted for the Seller and any of its Affiliates in respect of such Seller Obligations (or if not possible, added as the primary obligor under the Seller Obligations). In any event, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, as applicable, for all liabilities or expenses that might arise or be incurred by any of the Seller and its Affiliates under the Seller Obligations.

                  (b)      In the case of:


                           (i) the current $5,000,000 bond (Bond number
         137703854) placed with the Department of Industrial Accidents, Massachusetts for worker's compensation (the "BOND"), the Buyer hereby acknowledges that the Company has initiated the process to replace the Bond using the cash of the Company;


                           (ii) the letters of credit set out in Exhibit F and the Bond (together, the "LETTERS OF CREDIT & BOND"), which total $7,235,000.00, the Buyer hereby agrees that the Seller shall retain $7,235,000.00 (the "RETENTION AMOUNT"), which Retention Amount includes a "Collateralization Factor" required by Chase Bank, in its account when it calculates its inter-company account obligations to the Company in accordance with Section 2.8(a) until the Letters of Credit & Bond are replaced or expire; provided, as each of such Letters of Credit & Bond is replaced or expires the Seller shall within five (5) days thereafter release from the Retention Amount and pay to the Company the amount of such released Letter of Credit or Bond along with a pro rata portion of the Collateralization Factor; provided, however, that the Seller shall not be obligated to release any portion of the Collateralization Factor until it has been released under the


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         Seller's arrangement with Chase Bank unless all of the Letters of
         Credit & Bond have either been replaced or have expired. Notwithstanding the foregoing, if the Letters of Credit & Bond have not been replaced or have not expired by the Expiration Date, then the Seller will be entitled to keep the Retention Amount or any portion thereof which has not been so replaced or so expired. The Seller shall maintain the Retention Amount in an interest bearing account (the "LCB ACCOUNT") with Chase Bank or a comparable institution. Within five (5) days after receipt of interest on the LCB Account, from time to time, the Seller shall pay to the Company interest on the outstanding balance of the Retention Amount, which interest shall be an amount equal to one-half of one percent (0.5%) less than the LCB Interest Rate.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Buyer as follows:

                  Section 3.1 Organization. (a) Each of the Company and its
Subsidiaries:


                               (i) is a corporation validly existing and, except for GMBH, is in good standing under the laws of the jurisdiction of its organization; and


                               (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is now being conducted.


                  (b) Section 3.1 of the disclosure schedule being delivered by the Seller to the Buyer concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE") sets forth a complete list, as of the date of this Agreement, of all of the Subsidiaries of the Company and their respective jurisdictions of organization and, except for GMBH, their respective capitalization. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own any equity interest


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in any corporation or other entity. The Seller has previously delivered to the
Buyer true and correct copies of the certificate of incorporation and by-laws or comparable organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement. The minute books and stock record books of the Company Group are complete and correct in all material respects. The minute books of the Company Group contain a record of all shareholder and director action which is accurate and complete in all material respects.

                  (c) The Company wholly owns Smith & Wesson Distributing, Inc., Smith & Wesson, Inc. and Smith & Wesson Firearms Training Centre GMBH and the Company made an initial capital contribution of $50,000 to Walther USA, LLC.


         Section 3.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of the Seller.

         Section 3.3 Validity of Agreement. This Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement has been duly authorized, executed and delivered by the Buyer) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that:

                  (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally; and


                  (b) enforcement of this Agreement, including by, among other things, the remedy of specific performance or injunctive or other forms of equitable relief, may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

         Section 3.4 Ownership of Shares. The Shares represent all of the outstanding capital stock of the Company. All Shares are validly issued, fully paid and non-assessable. The Seller is the record and beneficial owner of the Shares which are held free and clear of all Liens. No other stock or other securities of any kind whatsoever are issued or outstanding, including, without limitation:

                  (a) bonds, debentures, or any other debt security; options, rights, or warrants to purchase or subscribe for, or any commitment or obligation of any kind to issue, any stock or securities of the Company; and


                  (b) securities convertible into stock of the Company.


There are no declared or accrued and unpaid dividends.

         Section 3.5 Consents and Approvals; No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller or the Company of the transactions contemplated hereby will:

                  (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Seller or the Company or any Subsidiary of the Company;


                  (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller, the Company or any Subsidiary of the Company is a party or by which any of them or any of their respective properties or assets are bound;

                  (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity or any statute, rule or regulation (collectively, "LAWS") applicable to the Seller, the Company or any Subsidiary of the Company or any of their respective properties or assets; or

                  (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 3.5 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate,

                           (i) would not have a Company Material Adverse Effect
                  or would not adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement; or


                           (ii) become applicable as a result of the business or
                  activities in which the Buyer is or proposes to be engaged (in each case, other than activities of the Company and its Subsidiaries) or as a result of any acts or omissions by, or the status of or any facts pertaining to, the Buyer.


                     Section 3.6 Brokers; Finders and Fees. Except for Dunn Johnston & Company, Inc., the fees of which will be paid by the Seller, neither the Seller nor the Company and its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                     Section 3.7 Tax Matters. Except as set forth in the Company Disclosure Schedule:

                             (a) The Company and each Subsidiary of the Company
has timely filed (or there have been filed on its behalf) with appropriate taxing authorities all material Tax Returns required to be filed by it on or prior to the date hereof (taking into account all extensions timely filed), and such Tax Returns are correct in all material respects.

                             (b) There are no liens for Taxes upon any property
or assets of the Company or any Subsidiary of the Company except for liens for Taxes not yet due.

                             (c) No federal, state, local or foreign audits,
examinations, investigations or other administrative proceedings or court proceedings (collectively, for purposes of this subsection (c) only, "investigations") are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company or any Subsidiary of the Company. Neither the Company nor the Seller has received any written notice of any investigation.

                             (d) There are no outstanding requests, agreements,
consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary of the Company.


                             (e) Neither the Company nor any Subsidiary of the
Company is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.


                             (f) All Taxes for which the Company or any
Subsidiary of the Company is liable that are due and payable or required to be withheld by the Company or any Subsidiary of the Company on or before the date of this Agreement have been paid or withheld in full.


                  Section 3.8 Cash Held in Company Account. The cash of the Company in its cash bank accounts as of 12:01am on May 11, 2001 (excluding amounts which as of the date hereof have been provisionally credited to the Company and which credits are hereafter ultimately not sustained as a result of an error by the bank or an act or omission by a Person other than the Seller) will be no less than $29,485,00.00 after taking into account the payment of $20,000,000 to be made on account of the Note, which payment will be made by the Company, at the direction of the Buyer, after Closing in accordance with Section 2.5.

                  Section 3.9 Title to Real Property and Other Assets.

                           (a) Except as otherwise disclosed on the Company
Disclosure Schedule, the Company has:

                           (i) good and marketable title to the real property
                  which is disclosed on the Company Disclosure Schedule; and


                           (ii) good leasehold title to the real property leased
                  by it which is disclosed on the Company Disclosure Schedule (collectively, the property in (i) and (ii) are hereafter referred to as the "REAL PROPERTY"),


in each case free and clear of all Liens, except (A) inchoate Liens for taxes not yet due and payable; (B) Liens on the Real Property in connection with indebtedness reflected on the financial statements of the Company; (C) all existing covenants, conditions and restrictions affecting the Real Property; (D) zoning laws and all other laws, ordinances, rules and regulations of any kind, whether now or hereafter affecting, limiting or defining the type or character of, or the right to construct buildings or improvements in or about the Real Property, or the use to which the Real Property may be put or which in any way affects the ownership or use of the Real Property; (E) easements and rights-of-way, if any, of record and to such state of facts as an inspection and accurate survey would disclose; (F) the standard printed exceptions contained in the usual form of Owner's Title Policy; and (G) other encumbrances of a non-financial nature which would not materially impair the current use of the Real Property.

                  (b) Except for the Real Property and as otherwise disclosed on the Company Disclosure Schedule, the Company has:


                      (i) good and marketable title to the assets purported to be owned by it; and


                      (ii) good leasehold title to the assets purported to be leased by it,


in each case free and clear of all Liens, except inchoate Liens for taxes not yet due and payable and Liens on assets in connection with indebtedness reflected on the financial statements of the Company.

         Section 3.10 Pension Plans. Except as set forth on the Company Disclosure Schedule, none of the Company or its Subsidiaries maintains, nor have any of them previously maintained, any Pension Plan.



         Section 3.11 Welfare Plans and Other Benefit Plans.



                  (a) Except as set forth on the Company Disclosure Schedule, none of the Company or its Subsidiaries maintains any Welfare Plans.


                  (b) The Company Disclosure Schedule sets forth, and the Seller has delivered or made available to the Buyer copies or summaries of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other material written employee programs, and arrangements, and all other material employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company Group for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries (collectively, "BENEFIT PLANS").

                  (c) Except as disclosed on the Company Disclosure Schedule, all Benefit Plans are in compliance in all material respects with applicable Laws and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

                      (i) result in any payment (including, but not limited to, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee under any Benefit Plan,


                      (ii) increase any benefits otherwise payable under any Benefit Plan, or


                      (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         Section 3.12 Personnel Matters.



                  (a) The Company Disclosure Schedule sets forth a correct and complete list of:


                           (i) all directors and executive officers of the
                  Company and the Subsidiaries of the Company;


                           (ii) all other employees of, or consultants to, the
                  Company and the Subsidiaries of the Company who earn more than $75,000; and


                           (iii) the current job title or relationship to the
                  Company and the Subsidiaries of the Company of each such Person described in clauses (i) and (ii) above;


                           (iv) the amount of compensation (including bonuses
                  and commissions) paid to each such Person during the year ending December 31, 2000 and which each of them is expected to receive in the year ending December 31, 2001; and


                           (v) any employee benefits or perquisites available to
                  any such Person that are not generally available to employees of the Company and the Subsidiaries of the Company.


                  (b) Except as otherwise disclosed on the Company Disclosure Schedule, none of the Company or any Subsidiary of the Company is party to any written employment, consulting, non-compete or similar agreement with any Person.


                  (c) Except as otherwise disclosed on the Company Disclosure
Schedule:

                           (i) no employees of the Company or any Subsidiary of
                  the Company are represented by any labor union or similar organization;


                           (ii) none of the Company or any Subsidiary of the
                  Company is a party to any collective bargaining or similar agreement covering any of its employees; and


                           (iii) no labor union or similar organization or group
                  of employees has made a demand for recognition, filed a petition seeking a representation proceeding, or given any of the Company or any Subsidiary of the Company notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.


         Section 3.13 Other Material Agreements. All written agreements and contracts to which any of the Company or any Subsidiary of the Company is a party or by which any of the Company or any Subsidiary of the Company or any of their assets are bound are listed on the Company Disclosure Schedule other than:

                  (a) agreements involving the payment by or to the Company or any Subsidiary of the Company, or creating any liability of the Company or any Subsidiary of the Company (whether direct or indirect, fixed or contingent), of less than $50,000 over the term thereof; and

                  (b) agreements which are able to be cancelled by the Company or any Subsidiary of the Company on 30 days' notice or less without any material liability to the Company or any Subsidiary of the Company. The agreements and contracts to which any of the Company or any Subsidiary of the Company is a party listed on the Company Disclosure Schedule are referred to herein as the "COMPANY AGREEMENTS".

         Section 3.14 Status of Company Agreements.



                  (a) Except as set forth on the Company Disclosure Schedule, each Company Agreement is in full force and effect and is enforceable against the

Company in accordance with its terms, except as such enforceability may be limited by:

                           (i) applicable bankruptcy, insolvency,
                  reorganization, moratorium or other similar laws affecting creditors' rights generally; and


                           (ii) applicable equitable principles, whether
                  considered in a proceeding at law or in equity.


                  (b) Except for agreements relating to sales and distribution of Company Products, the Company is in compliance with each Company Agreement to which it is a party, except, in each case, for such non-compliance as does not
(x) constitute a breach or default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) thereunder, (y) give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment thereof, or (z) cause, either individually or in the aggregate, a Company Material Adverse Effect.

         Section 3.15 Bank Accounts. The Company Disclosure Schedule sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Subsidiaries of the Company maintain accounts of any nature, the type and number of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

         Section 3.16 Powers of Attorney. Except as set forth in the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.


         Section 3.17 Government Orders.

                  (a) Set forth in the Company Disclosure Schedule is a list provided by the Company of the currently pending lawsuits served upon the Company which relate to product liability claims brought by Governmental Entities, the NAACP and certain other actions for which class certification has been sought (the "MUNICIPAL LAWSUITS").

                  (b) Except as set forth in the Company Disclosure Schedule, to the best knowledge of the Seller, there are no material settlement agreements, consent decrees or judgments relating to the Municipal Lawsuits to which the Company is a party.


                  (c) Except as set forth in the Company Disclosure Schedule, to the best knowledge of the Seller, there are no material environmental orders, writs, judgments, injunctions or decrees issued by any Governmental Entity which name any of the Company Group, are directed to or apply to any of the Company Group or any of their respective assets.

Permits. Except as set forth in the Company Disclosure Schedule, the Seller has not been notified in writing by any Governmental Entity that the Company is currently in violation of any permit, license, franchise, certificate, authorization, consent or approval of a Governmental Entity necessary to conduct its business (the "PERMITS") or that the Company fails to hold any required Permit.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer hereby represents and warrants to the Seller as follows:

         Section 4.1 Organization. The Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization.


         Section 4.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Buyer.

         Section 4.3 Validity of Agreement. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming this Agreement has been duly authorized, executed and delivered by the Seller) constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that:

                  (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally; and


                  (b) enforcement of this Agreement, including by, among other things, the remedy of specific performance or injunctive or other forms of equitable relief, may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

         Section 4.4 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will:


                  (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Buyer,


                  (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound,

                  (c) violate any order, writ, injunction, decree or Laws applicable to the Buyer, any of its Subsidiaries or any of their respective properties or assets; or


                  (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (b), (c) and (d) of this Section 4.4 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

         Section 4.5 Acquisition of Shares for Investment; Ability to Evaluate & Bear Risk. (a) The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, (the "ACT") and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

         (b) The Buyer

                  (i) is able to bear the economic risk of holding the Shares for an indefinite period;


                  (ii) can afford to suffer the complete loss of its investment in the Shares; and


                  (iii) has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.


                  (c) The Buyer is not acquiring the Shares with a view to liquidating the Company or otherwise putting the Company into an insolvent position.

         Section 4.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates by or before any court or Governmental Entity that, individually or in the aggregate, would have, or would reasonably be expected to have, a Buyer Material Adverse Effect.

         Section 4.7 Brokers; Finders and Fees. Except for Corey Lambrecht and Bryan Saxwold, whose fees will be paid by the Buyer, neither the Buyer nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         Section 4.8 Review of Information. The Buyer has fully reviewed all information concerning the Company and its Subsidiaries, including, but not limited to:


                  (a) insurance policies and related documents and information of the Seller, the Company, and their respective Subsidiaries, and formed its own view of such insurance policies, including, but not limited to, whether or not such insurance policies provide adequate coverage to the Company Group; and

                  (b) all documents relating to Company Liabilities, including, but not limited to, the Settlement Agreement and the Boston Agreement.


                  (c) the Company Liabilities (including, without limitation, the Municipal Lawsuits and other possible litigation against the Company) and has taken into account the risks associated with the Company Liabilities.


                                   ARTICLE V

                  COVENANTS AND ACKNOWLEDGMENTS OF THE PARTIES

         Section 5.1 Reasonable Best Efforts. Each of the Seller and the Buyer shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section 5.2 Public Announcements. The Seller and the Buyer will consult with each other with respect to the issuance of a report, statement or press release with respect to the execution of this Agreement and the transactions contemplated hereby and neither party will issue any such report, statement or press release without the prior written approval of the other party; provided, however, that the foregoing shall not prohibit either party from making any report, statement or press release required by any applicable law if either party has given the other party a good faith opportunity to review the wording of any such report, statement or press release prior to such disclosure.

         Section 5.3 Indemnification of Officers and Directors. The Buyer shall not, and shall cause the Company and its Subsidiaries not to, make any changes to the certificate of incorporation or by-laws or comparable organizational documents of the Buyer, the Company, or any Subsidiary of either, that could adversely affect the rights of persons who are currently, or were, officers and directors of the Company or any of its Subsidiaries to claim indemnification from such entity under the terms of such certificate of incorporation or by-laws as in effect on the date of this Agreement, for acts taken prior to the Closing. To the extent not paid by the Company or any of its Subsidiaries, the Buyer shall make any payments required under such indemnification provisions relating to facts or circumstances occurring prior to the Closing.

         Section 5.4 Maintenance of Books and Records. All records, including Tax records relating to the Company, in the possession of or solely under the control of each party prior to the Closing Date (collectively, "BUSINESS RECORDS"), shall be preserved until at least seven years after the Closing Date.

         Section 5.5 Access to Information.



                  (a) Upon any reasonable request from the Seller, the Buyer shall, and shall cause the Company and its Subsidiaries to:


                  (i) provide to the Seller and its representatives reasonable access to the Business Records and any business records relating to the Company that are created after the Closing Date during normal business hours; and

                  (ii) permit the Seller and its representatives to make copies of such Business Records and any business records relating to the Company that are created after the Closing Date, in each case at no cost to the Seller or its representatives (other than for reasonable out-of-pocket expenses). Such Business Records and any business records relating to the Company that are created after the Closing Date may be sought under this Section 5.5 for any reasonable purpose up until the seventh anniversary of the Closing Date, including, without limitation, in connection with the audit, accounting, Tax, federal securities disclosure or other similar needs of the Seller; provided, that the Seller shall not be limited to seeking such Business Records and any business records relating to the Company that are created after the Closing Date, in relation to litigation and insurance matters, to the period up until the seventh anniversary of the Closing Date and may seek such access or copies of such documents until the Seller notifies the Buyer that it no longer requires such access or copies.

                  (b) Until the seventh anniversary of the Closing Date, upon any reasonable request from the Buyer or its representatives, the Seller shall:

                  (i) provide to the Buyer and its representatives reasonable access to Tax records, including Tax Returns, which relate solely to the Company or its Subsidiaries during normal business hours; provided, that neither the Buyer nor its representatives shall have the right to be provided with any Tax records, including Tax Returns, of the Seller, any of the Seller's Affiliates or any of the Seller's Affiliates' respective predecessors, other than Tax records or Tax Returns relating solely to the Company and/or its Subsidiaries; and

                  (ii) permit the Buyer or its representatives to make copies of such Tax records, in each case at no cost to the Buyer and its representatives (other than for reasonable out-of-pocket expenses). The Tax records relating solely to the Company and its Subsidiaries may be sought under this Section 5.5 for the Tax needs of the Buyer.

         Section 5.6 Insurance. The Buyer hereby acknowledges and agrees that:



                  (i) the insurance policies of the Seller and the Company provide coverage for other named insureds and not just for the Seller and the Company;


                  (ii) the other named insureds on such policies may make claims which, either singly or in the aggregate, could reduce or exhaust all coverage provided, if any, by such insurance policies;


                  (iii) from the Closing Date, the Company Group will be removed as an insured from all insurance policies of the Tomkins' Group, including, but not limited to the policies listed in the Insurance Side Letter, which has been previously delivered to the Buyer, and the Company Group will be solely responsible, without any recourse to the Tomkins' Group, for any and all insurance coverage for the Company Group, including coverage gaps arising out of the settlement, adjustment or compromise of any claims or litigation; and

                  (iv) the Seller will not be responsible for the purchase of any extension of current insurance policies, including, but not limited to, "discovery period" extension.

         Section 5.7 As Is Basis. The Buyer acknowledges that it is acquiring the Shares and the Company on an "as is," "where is" basis with all faults, without, except for the representations and warranties set forth in Article III above, any representations or warranties, expressed or implied, in fact or by law, with respect to the Shares, the Company or the Subsidiaries of the Company, and without any recourse against the Seller. The Buyer waives any claim of liability against the Seller based on any statement, representation, warranty, covenant, undertaking or agreement which may have been made by the Seller in connection with the Shares, the Company, the Subsidiaries of the Company or the transactions contemplated by this Agreement, except as expressly stated in this Agreement.

         Section 5.8 Operation of the Company. Until the later of repayment in full of all amounts due under the Note or May 11, 2006, the Buyer agrees that:


                  (a) it shall, and shall cause the Company and the Subsidiaries of the Company to, operate the Company and the Subsidiaries of the Company only in the ordinary course of business;


                  (b) the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, loan or otherwise transfer any cash out of the Company or any Subsidiary of the Company to the Buyer or to any Affiliate of the Buyer; provided, that dividends payable by the Company to the Buyer in an amount not in excess of $600,000 in the first twelve (12) month period following the Closing and not in excess of $1,800,000 per annum thereafter, may be paid subject to applicable law, and this
Section 5.8(b) shall not prohibit any other transactions which are expressly permitted under other provisions of this Agreement; and

                  (c) the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, pay any employee, officer or director of the Company or any Subsidiary of the Company a salary, bonus or other compensation that is not a reasonable salary, bonus or other compensation.

         Section 5.9 Restricted Payments. Until the later of repayment in full of all amounts due under the Note or May 11, 2006, the Buyer agrees that the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, directly or indirectly, declare, order, pay any sum for, or make, any Restricted Payment.

Indebtedness. The Buyer agrees that, until payment of the Balance Purchase
Price:

                  (a) the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except for the Note and any Indebtedness incurred in the ordinary course of business of the Company and the Subsidiaries of the Company and Permitted Indebtedness;

                  (b) the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, make any payment or prepayment of principal of, pay any premium, if any, or interest on, or pay any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness other than Indebtedness permitted by Section 5.10(a).

         Section 5.10 Fundamental Changes; Disposition of Assets; Acquisitions. The Buyer agrees that the Buyer shall not cause the Company or any Subsidiary of the Company, nor permit the Company or any Subsidiary of the Company to:

                  (a) enter into any transaction of merger or consolidation, convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, or grant a Lien over, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired until payment of the Balance Purchase Price;

                  (b) liquidate, wind-up or dissolve itself, or suffer any liquidation or dissolution of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible, intangible or contingent, whether now owned or hereafter acquired, until the later of repayment in full of all amounts due under the Note or May 11, 2006; and

                  (c) acquire by purchase, or otherwise, the property or fixed assets of, the business of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person until payment of the Balance Purchase Price.

         Section 5.11 Transactions with Shareholders and Affiliates. Until the later of repayment in full of all amounts due under the Note or May 11, 2006, the Buyer agrees that the Buyer shall not cause the Company or any Subsidiary of the Company to, nor permit the Company or any Subsidiary of the Company to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of capital stock of the Company or any of its Subsidiaries or with any Affiliate of the Buyer, or of any such holder, unless such transaction is on terms which are generally no less favorable to the Company (or any Subsidiary) as would be applicable in an "arms
- length" transaction.

         Section 5.12 Change of Control. If there is a Change of Control of the Buyer or the Company then, pursuant to the terms of the Note, as amended by the Note Amendment, the term of the Note shall immediately be accelerated and become due and payable in full and the Buyer shall cause the Company to immediately repay the Note in full to the Seller.

         Section 5.13 Guaranty. The Buyer hereby agrees to execute a guaranty of the obligations of the Company under the Note, in the form of the Guaranty set out in Exhibit C attached to this Agreement.


         Section 5.14 Settlement Agreement & Boston Agreement. The Buyer acknowledges that the Company is a party to the Settlement Agreement and to the Boston Agreement.


         Section 5.15 Taxes.

                  (a) Within 60 days following the Closing Date, the Buyer shall cause the Company to prepare and provide to the Seller a package of Tax information materials, including, but not limited to, schedules, work papers and a LIFO calculation (the "TAX PACKAGE") required by the Seller to enable the Seller to prepare and file its consolidated federal income Tax Return (and any state or local consolidated, combined, unitary or similar income tax return). The Tax Package shall be prepared in good faith and, to the extent permitted by applicable law, in a manner consistent with past practice of the Company.

                  (b) None of the Buyer or any Affiliate of the Buyer shall (or shall cause or permit the Company or any Subsidiary of the Company to) take any action on or after the Closing Date which could increase the amount of income for Tax purposes of the Company or any Subsidiary of the Company, or reduce the amount of loss for Tax purposes or any Tax attribute of or attributable to the Company or any Subsidiary of the Company, in each case, for any taxable period ending on or before the Closing Date.

                  (c) (i) Unless otherwise required by applicable Law, none of the Buyer or any Affiliate of the Buyer shall (or shall cause or permit the Company or any Subsidiary of the Company to) amend, refile or otherwise modify any Tax Return of or that includes the Company or any Subsidiary of the Company filed on or prior to the date of this Agreement or any other Tax Return for which the Seller is the common parent of a consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.

                  (ii) Notwithstanding anything to the contrary contained in
Section 5.16(c)(i), upon prior written notice by the Buyer to the Seller, Buyer shall be entitled (and shall be entitled to cause or permit the Company or any Subsidiary of the Company) to amend, refile or otherwise modify (x) any state income Tax Return of the Company that is not a consolidated, combined, unitary or similar state income Tax Return (a "NON-COMBINED TAX RETURN"), (y) any Non-Combined Tax Return of any Subsidiary of the Company or (z) any state consolidated, combined, unitary or similar income Tax Return of a group that includes only the Company and one or more of its Subsidiaries; provided, however, that if any such Tax Return is amended, refiled or otherwise modified pursuant to this section 5.16(c)(ii), then, notwithstanding anything to the contrary contained in this Agreement or otherwise, neither Seller nor any of its Affiliates shall be required to indemnify Buyer, its Affiliates, the Company or any Subsidiary of the Company pursuant to this

Agreement or otherwise with respect or attributable to (A) any Tax Return that has been amended, refiled or otherwise modified, (B) any Taxes related or attributable to such Tax Return or (C) any other Tax Return or any Taxes, in each case, that are affected as a result of such amendment, refiling or other modification.

                  (d) (i) Any Tax refund (including any interest in respect thereof) received by the Seller or any Affiliate of the Seller that relates to
(x) any Non-Combined Tax Return of the Company, (y) any Non-Combined Tax Return of any Subsidiary of the Company or (z) any state combined, unitary or similar income Tax Return of a group that includes only the Company and one or more of its Subsidiaries, in each case, shall be for the account of the Buyer, and the Seller shall pay over to the Buyer any such refund within five (5) days after receipt. The Seller shall pay the Buyer interest at the rate prescribed under
Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.16(d)(i).

                  (ii) Any Tax refund (including any interest in respect thereof), and any amounts credited against Tax, that relates to (x) any Tax Return of the Company or any Subsidiary of the Company that is not described in
Section 5.16(d)(i) or (y) any Tax Return of the Seller or any of its Affiliates (other than any Tax Return described in Section 5.16(d)(i)), including any Tax Return for which the Seller is the common parent of a consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries, in each case, shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within five
(5) days after receipt or entitlement thereto, whichever is applicable. The Buyer shall pay the Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.16(d)(ii). The Buyer shall reasonably cooperate, and cause the Company and each Subsidiary of the Company to reasonably cooperate, in obtaining any refund described in this Section 5.16(d)(ii) that the Seller reasonably believes should be available, including without limitation, through filing appropriate forms with the applicable taxing authorities; provided, however, that in no event shall such cooperation require any of the Buyer, the Company or any Subsidiary of the Company to expend any funds or undertake any financial obligation without reimbursement by the Seller.

                  (e) With respect to the sale of the Shares under this Agreement, the Seller and the Buyer hereby agree that an election under Section 338 of the Code (or similar provision of the law of any state or other taxing authority) will not be made with respect to the Company or any Subsidiary of the Company.

                  (f) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "TRANSFER TAXES"), shall be borne by the Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns. If the Seller is responsible for filing such Tax Returns relating to Transfer Taxes pursuant to the preceding sentences, the Buyer shall pay to the Seller the amount of such Transfer Taxes required to be paid no later than five days prior to the due date for filing such returns.

                  (g) (i) The Buyer shall notify the chief tax officer of the Seller in writing within 15 days of receipt by the Buyer, the Company or any Subsidiary of the Company (or any of their respective Affiliates) of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "TAX CLAIM") which could affect the liability for Taxes for which the Seller may be required to indemnify the Buyer pursuant to this Agreement. If the Buyer fails to give such prompt notice to the Seller it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice adversely affects the Seller's right to participate in the Tax Claim.

                  (ii) The Seller shall have the sole right to represent the Company and each Subsidiary of the Company in any Tax Claim for which the Buyer or any Buyer Indemnitee is entitled to indemnification pursuant to this Agreement and to employ counsel of its choice at its expense. None of the Buyer, any of its Affiliates, or the Company or any Subsidiary of the Company may settle or otherwise dispose of any Tax Claim for which the Seller may have a liability under this Agreement, or which may result in an increase in Seller's liability under this Agreement, without the prior written consent of the Seller.

                  (iii) Notwithstanding anything to the contrary in this Agreement, this Section 5.16(g) shall govern and control all claims relating to Taxes.

                  (h) The parties hereby agree for Tax purposes that the fair market value of the Note, after consummating the actions in Section 2.8(b), is equal to $50,000,000. Each of the Buyer and the Seller (and each of their respective Affiliates) shall prepare and file, and cause its respective Affiliates to prepare and file, its Tax Returns on a basis consistent with such fair market value (including, but not limited to, for purposes of Treasury Regulation Section 1.1502-13(g)) and shall take no position, and cause its Affiliates to take no position, inconsistent with such fair market value on any applicable Tax Return, in any audit or proceeding before any taxing authority or otherwise.

                  (i) (i) The Seller hereby agrees to pay the Buyer $464,500 on January 15, 2002 by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer.


                  (ii) Notwithstanding anything to the contrary contained in this Agreement, (x) Seller or any of its Affiliates shall not be required to pay Buyer, the Company or any Subsidiary of the Company any amount for any utilization by Seller of any loss for Tax purposes or any Tax attribute of or attributable to the Company or any of its Subsidiaries, (y) any and all Tax sharing agreements or arrangements, written or unwritten (the "TAX SHARING AGREEMENT"), between the Seller and/or any of its Affiliates (other than the Company and/or any of its Subsidiaries) and the Company and/or its Subsidiaries, shall be terminated as of the Closing and no Person shall have any rights or obligations under any such Tax Sharing Agreement after such termination and (z) none of the Buyer, its Affiliates, the Company or any Subsidiary of the Company shall be entitled to any indemnification from the Seller or any of its Affiliates pursuant to this Agreement or otherwise that relates or is attributable to the Company or any Subsidiary of the Company not having losses for Tax purposes or any Tax attribute.

         Section 5.16 Covenant Certification.


                  (a) Until the later of repayment in full of all amounts due under the Note or May 11, 2006, the Buyer shall provide certification to the Seller, on October 11 and May 11 each year, commencing November 11, 2001, in the form of the certificate attached to this Agreement as Exhibit D, that it is in full compliance with all of its covenants under this Agreement (the "COVENANT CERTIFICATION"). If the date for certification does not fall on a Business Day, then the certificate shall be provided on the next Business Day.

                  (b) Failure by the Buyer to provide any Covenant Certification within five (5) Business Days of the due date of such Certification shall cause the term of the Note to immediately be accelerated and become due and payable in full.


                                   ARTICLE VI

                          SURVIVAL AND INDEMNIFICATION

         Section 6.1 Survival Periods. Each of the representations and warranties made by the parties in this Agreement shall terminate eighteen (18) months after the Closing; provided however, that the representations and warranties made in Section 3.7 shall continue in full force and effect until the expiration of the applicable statute of limitations (taking into account all extensions timely filed). The covenants of the parties contained in Article V survive indefinitely except as otherwise provided in this Agreement.

         Section 6.2 Seller's Agreement to Indemnify. Subject to the terms and conditions set forth in this Agreement, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its directors, officers, employees, Affiliates, controlling persons and representatives (collectively, the "BUYER INDEMNITEES") from and against all liability, demands, payments, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "BUYER DAMAGES") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of or in connection with:

                           (i) a breach of any representation or warranty of the
                  Seller contained in Article III of this Agreement that survives the Closing subject to the terms of Section ?;


                           (ii) any liability for Taxes imposed on the Company
                  or any Subsidiary of the Company as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which Seller is the common parent that arises under

                  Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law; and


The Buyer's rights to indemnification as provided for in this Section 6.2 shall be the sole and exclusive remedies of the Buyer against the Seller for a breach of the Seller's representations and warranties contained in this Agreement and for any Tax liability and the Seller shall have no other liability to the Buyer.

                  Section 6.3 Buyer's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, Affiliates, controlling Persons and representatives and their successors and assigns (collectively, the "SELLER INDEMNITEES") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, payments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "SELLER DAMAGES") asserted against or incurred by any Seller Indemnitee as a result of or arising out of or in connection with:

                           (i) a breach of any representation or warranty of the
                  Buyer contained in Article IV of this Agreement that survives Closing, subject to the terms of Section 6.1;


                           (ii) a breach of any covenant or agreement on the
                  part of the Buyer under this Agreement; and


                           (iii) any Company Liabilities; provided, that (A) any
                  liabilities of the Company or a Subsidiary of the Company the existence of which constitutes a breach of a representation and warranty of the Seller which survive Closing, and (B) any Taxes imposed on the Company or any Subsidiary of the Company as members of the "affiliated group" (within the meaning of Section 1504(a) of the Code) of which the Seller is the common parent that arise under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law, in each case, shall be excluded from the definition of Company Liabilities only for purposes of this Section 6.3
                  (iii).

The Seller's rights to indemnification as provided for in this Section 6.3 shall be the sole and exclusive remedies of the Seller against the Buyer for a breach of the Buyer's representations and warranties contained in this Agreement, a breach of any covenant or agreement on the part of the Buyer under this Agreement and for any Company Liabilities and the Buyer shall have no other liability to the Seller.

         Section 6.4 Third-Party Claims Against Seller. The obligations of the Buyer to indemnify the Seller Indemnitees under Section 6.3 with respect to Seller Damages, resulting from the assertion of liability by third parties (each, as the case may be, a "THIRD PARTY CLAIM"), will be subject to the following terms and conditions:

                  (a) The Seller will give the Buyer written notice of any such Third Party Claim promptly after learning of such Third Party Claim, and the Buyer may participate in the defense thereof; provided, that the Seller shall have the sole and absolute discretion to control the conduct of negotiations or litigation in relation to such Third Party Claim including, but not limited to, the right to settle, compromise or discharge, any such Third Party Claim or consent to the entry of any judgment with respect thereto; provided, further, that any such settlement, compromise or discharge includes as an unconditional term thereof, the delivery by the claimant or plaintiff to the Seller and the Buyer of a written release of the Seller, the Buyer, the Company and each Subsidiary of the Company, as applicable, from all liability in respect of such Third Party Claim. Failure to give prompt notice of a Third Party Claim shall not affect the Buyer's obligations under this Article VI; and

                  (b) The Seller and the Buyer shall cooperate together fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VI, including, but not limited to, providing the Seller with reasonable access to employees and officers of the Company or the Buyer and using best efforts to cause such employees and officers to agree to appear as witnesses.

         Section 6.5 Subrogation.

                  (a) The Seller shall be subrogated to the rights of the Buyer in respect of any insurance relating to Seller Damages, to the extent of any indemnification payments made pursuant to this Agreement.

                  (b) The Buyer shall be subrogated to the rights of the Seller in respect of any insurance relating to Buyer Damages to the extent of any indemnification payments made pursuant to this Agreement.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.1 Entire Agreement and Waiver.


                  (a) This Agreement (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes any other prior agreements and understandings between the parties, both oral and written, regarding such subject matter.

                  (b) The Buyer waives any claim of liability it may have against the Seller based on any statement, representation, warranty, covenant, undertaking or agreement which may have been made by the Seller in connection with the Shares, the Company, the Subsidiaries of the Company and the Company Group, or the transactions contemplated by this Agreement, except as expressly stated in this Agreement.

         Section 7.2 Severability. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

         Section 7.3 Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section
7.3. Any such notice will be effective as of the date of receipt:

                                  (a)      if to the Seller, to


                                  Tomkins Corporation
                                  4801 Springfield Street
                                  Dayton, Ohio 45401
                                  Telephone:  (937) 476-0241
                                  Telecopy:    (937) 253-6436
                                  Attention: George Pappayliou, Esq.

                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  4 Times Square
                                  New York, New York 10036
                                  Telephone:  (212) 735-3000
                                  Telecopy:    (212) 735-2000
                                  Attention: David Fox, Esq.

except for notices given pursuant to Section 5.16(g)(i) which shall also go to:

                                  Gates Corporation
                                  900 South Broadway
                                  Denver, Colorado 80209-4071
                                  Telephone:  (303) 744-4030
                                  Telecopy:    (303) 744-4761
                                  Attention: Ms Kathleen Sullivan

                                  (b)      if to the Buyer, to


                                  SAF-T-HAMMER Corporation
                                  14500 N. Northsight Blvd. Suite 221
                                  Scottsdale, Arizona  85260
                                  Telephone:  (480) 949-9700
                                  Telecopy:    (480) 949-9747
                                  Attention:  Mr Bob Scott
                                  with a copy to:

                                  Gammage & Burnham PLC
                                  2 N. Central Avenue, 18th Floor
                                  Phoenix, Arizona  85004
                                  Telecopy: (602) 256-4475
                                  Attention: Stephen Boatwright, Esq.

         Section 7.4 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.



         Section 7.5 Venue. Each of the parties:


                  (a) consents to submit to the exclusive jurisdiction of any court of the United States located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby;


                  (b) agrees not to commence any litigation relating thereto except in such courts;


                  (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section
7.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 7.3) shall be effective service of process for any litigation brought against it in any such court;

                  (d) waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the United States located in the State of Delaware; and


                  (e) agrees not to plead or claim in any such court that any litigation brought in any such court has been brought in an inconvenient forum.


         Section 7.6 Counterparts. This Agreement may be signed in counterparts which together shall constitute one original of this Agreement. This

Agreement shall become effective when each party hereto has received counterparts thereof signed by the other party hereto.


         Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding clause, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 7.8 Fees and Expenses. Each of the parties hereto shall bear its own costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 7.9 No Third-Party Beneficiaries. Except as expressly provided in Section 5.3, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         Section 7.10 No Waivers; Modification. Any waiver of any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

         Section 7.11 Specific Performance. The parties to this Agreement agree that:


                  (a) if any provision of this Agreement was not performed in accordance with its specific terms, or was otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine; and

                  (b) the parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief in addition to any other remedy at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy and without having to post any bond.

                  IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                               TOMKINS CORPORATION

                               By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                               SAF-T-HAMMER CORPORATION

                               By:
                                    --------------------------------------------
                                    Name:
                                    Title: